Filed pursuant to Rule 433

March 23, 2015

Relating to

Preliminary Prospectus Supplement dated March 23, 2015 to

Prospectus dated February 27, 2015

Registration Statement No. 333-202389

Kimco Realty Corporation

Pricing Term Sheet

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. and BBB+ (stable) by Standard & Poor’s Ratings Services
Size:	$350,000,000
Pricing Date:	March 23, 2015
Settlement Date:	March 30, 2015 (T+5)
Maturity:	April 1, 2045
Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2015
Coupon:	4.25%
Price to Public:	98.945%
Proceeds to Issuer (before expenses):	$343,245,000
Benchmark Treasury:	3.00% due November 15, 2044
Benchmark Treasury Yield:	2.513%
Spread to Benchmark Treasury:	+180 bps
Yield to Maturity:	4.313%
Redemption Provisions/ Make-whole call:

Prior to October 1, 2044, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+30 bps).  At any time on or after October 1, 2044, the notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AM1/US49446RAM16
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC
Senior Co-Managers:	U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA Inc.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

UBS Securities LLC

*   Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated February 27, 2015 as supplemented by a preliminary prospectus supplement dated March 23, 2015) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322, Barclays Capital Inc. toll free at (888) 603-5847, or Deutsche Bank Securities Inc. toll free at (800) 503-4611.